EXHIBIT 10.6

SECURITY AGREEMENT

THIS SECURITY AGREEMENT (this “Agreement”) is executed as of November 1, 2021, by IBIO CDMO LLC, a Delaware limited liability company (“Debtor”), for the benefit of WOODFOREST NATIONAL BANK, a national banking association (“Secured Party”).

RECITALS

A.            Debtor, as borrower, and Secured Party, as lender, are parties to that certain Credit Agreement dated as of the date hereof (as amended, restated, supplemented, or otherwise modified from time to time, the “Credit Agreement”), together with certain other Loan Documents.

B.            As a condition precedent to Secured Party’s agreement to advance the Term Loan to Debtor under the Credit Agreement, Secured Party requires that Debtor execute and deliver this Agreement to Secured Party in order to secure the complete payment and performance by Debtor of its obligations under the Credit Agreement and the other Loan Documents.

C.           The execution and delivery of this Agreement is an integral part of the transactions contemplated by the Loan Documents and a condition precedent to Secured Party’s obligations to advance the Term Loan to Debtor under the Credit Agreement.

AGREEMENTS

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Debtor covenants and agrees with Secured Party as follows:

1.             Certain Definitions. Each capitalized term used but not defined in this Agreement has the meaning given that term in the Credit Agreement. If a defined term in the Credit Agreement conflicts with the definition given that term in the UCC, the Credit Agreement definition shall control to the extent allowed by Law. If the definition given a term in Chapter 9 (or Article 9) of the UCC conflicts with the definition given that term in any other chapter of the UCC, the Chapter 9 (or Article 9) definition shall control. Terms used in this Agreement which are not capitalized but are defined in the UCC have the meanings given them in the UCC. As used in this Agreement, the following terms have the meanings indicated:

Agreement means this Agreement together with all schedules and exhibits and all amendments, restatements and supplements.

Collateral is defined in Section 3 of this Agreement.

Debtor is defined in the preamble to this Agreement.

Excluded Account means any (a) accounts used for payroll, payroll taxes or other employee benefits, (b) insurance trust accounts holding funds necessary to fund the accrued insurance obligations of Debtor and its Subsidiaries in respect of self-insured health insurance and worker’s compensation insurance, (c) any escrow accounts maintained in connection with (i) the transactions contemplated by the PSA or (ii) from time to time after the date hereof, any acquisition or investment permitted by the terms of the Credit Agreement and (d) any other accounts with respect to which the aggregate amount on deposit does not exceed $100,000.

Excluded Collateral means, with respect to Debtor, (a) any contracts, instruments, chattel paper, letters of credit, bonds, guarantees, documents or any other item of general intangibles (or any agreement evidencing such item of general intangibles) to which Debtor is a party, but only to the extent that such contract, instrument, chattel paper, letter of credit, bond, guarantee, document or other item of general intangibles (or any agreement evidencing such item of general intangibles) contains a term or is subject to a rule of Law, statute or regulation that restricts, prohibits, or requires a consent (which consent has not been obtained) of a Person (other than Debtor or its Affiliates) to the creation, attachment or perfection of the security interest granted herein, and any such restriction, prohibition and/or requirement of consent is effective and enforceable under applicable Law and is not rendered ineffective by applicable Law (including pursuant to the applicable provisions of the UCC); (b) any personal property owned by Debtor that is subject to a Permitted Lien (other than Liens in favor of Lender) if (i) the contractual agreement pursuant to which such Permitted Lien relates prohibits or expressly requires the consent (which consent has not been obtained) of any Person (other than Debtor or its Affiliates) as a condition to the creation of any other Lien on such asset(s), (ii) the grant of other Liens on such asset(s) would otherwise result in a breach or violation of, or constitute a default under, the agreement or instrument governing such Permitted Lien, (iii) the grant of other Liens on such asset(s) would permit the holder of such Permitted Lien to terminate Debtor’s use of such asset(s) or (iv) the grant of other Liens on such asset(s) would otherwise result in a loss of material rights of Debtor in such asset(s); (c) any “intent to use” trademarks to the extent that, and solely during the period of time in which, the grant of a security interest therein would impair the validity or enforceability of such “intent to use” trademark applications under applicable federal Law, (d) equity securities of a foreign subsidiary or foreign subsidiary holding company in excess of sixty five percent (65%) of the total combined voting power of all classes of capital stock, shares, securities, member interests, partnership interests and other ownership interests entitled to vote of such foreign subsidiary or foreign subsidiary holding company and (e) any Excluded Accounts; provided, that (i) with respect to the foregoing clause (a), Excluded Collateral shall not include, any account receivables arising under, or proceeds of, any such contract, instrument, chattel paper, letter of credit, bond, guarantee, document or other item of general intangibles (or any agreement evidencing such item of general intangibles), and (ii) with respect to each of the foregoing clauses (a) and (b), such contract, instrument, chattel paper, letter of credit, bond, guarantee, document or other item of general intangibles (or any agreement evidencing such item of general intangibles) or item of personal property subject to a Permitted Lien that at any time ceases to satisfy the criteria for Excluded Collateral (whether as a result of Debtor obtaining any necessary consent, any change in any rule of Law, statute or regulation, payment in full of the obligations secured by the Permitted Lien to which such asset is subject, or otherwise, as applicable) shall no longer be Excluded Collateral (and shall automatically be subject to the lien and security interest granted herein and to the terms and conditions of this Agreement as “Collateral”).

Obligor means a Person that, with respect to an obligation secured by a security interest in the Collateral, (a) owes payment or other performance on the obligation, (b) has provided property or other security or credit support other than the Collateral to secure payment or other performance of the obligation, or (c) is otherwise accountable in whole or in part for payment or other performance of the obligation. The term includes (i) Parent Guarantor regarding its guarantee of the Obligations under the Parent Guaranty Agreement and (ii) JPM, as issuing bank, or any nominated person under the Letter of Credit, or any other issuers or nominated persons under any other letters of credit.

Secured Party is defined in the preamble to this Agreement.

Security Interest means the security interests granted and the transfers, pledges and assignments made under Section 3 of this Agreement.

UCC means (a) the Uniform Commercial Code, as adopted and in effect from time to time in Texas, and (b) if the UCC provides that the law of another jurisdiction governs certain matters, then, in respect of such matters, the Uniform Commercial Code as adopted and in effect from time to time in such jurisdiction.

2.             Credit Agreement. This Agreement is being executed and delivered pursuant to the terms and conditions of the Credit Agreement. Each Security Interest granted under this Agreement is a “Lien” referred to in the Credit Agreement.

3.             Security Interest. To secure the prompt, unconditional, and complete payment and performance of the Obligations when due, Debtor hereby pledges and assigns to Secured Party, and grants to Secured Party a continuing security interest in, all of Debtor’s right, title and interest in, to, and under the following, in each case wherever located and whether now owned or hereafter acquired or created (collectively, the “Collateral”); provided, that the Collateral shall not include the Excluded Collateral: all personal and fixture property of every kind and nature, including, without limitation, all goods (including, but not limited to, all equipment and any accessions thereto), all inventory, instruments (including promissory notes), documents, accounts, chattel paper (whether tangible or electronic), deposit accounts, securities accounts, letter-of-credit rights (whether or not the letter of credit is evidenced by a writing), money, commercial tort claims described on Schedule 2, securities and all other investment property, supporting obligations, contracts, contract rights, other rights to the payment of money, insurance claims and proceeds, software, fixtures, vehicles and rolling stock (whether or not subject to a certificate of title statute), leasehold improvements, general intangibles (including all payment intangibles), and all of Debtor’s company and other business books, reports, memoranda, customer lists, credit files, data compilations, and computer software, in any form, including, without limitation, whether on tape, disk, card, strip, cartridge, or any other form, pertaining to any and all of the foregoing property, and all products and proceeds of the foregoing.

Without limiting the security interest granted hereby, Debtor hereby grants to Secured Party a limited license in Debtor’s trade names, trademarks, and service marks, together with Debtor’s goodwill associated with such trade names, trademarks, and service marks, for purposes of allowing Secured Party to use the same in connection with any foreclosure sale, auction, or any other disposition pursuant to the UCC or this Agreement; provided, that Secured Party shall not intentionally do any act or omit to do any act whereby (a) such trade names, trademarks, and service marks (or any goodwill associated therewith) may become destroyed, invalidated, impaired or harmed in any way, (b) any patent included in such intellectual property may become forfeited, misused, unenforceable, abandoned or dedicated to the public, (c) any portion of the copyrights included in such intellectual property may become invalidated, otherwise impaired or fall into the public domain or (d) any trade secret that is intellectual property may become publicly available or otherwise unprotectable.

4.             Collateral Security; No Assumption or Modification. The Security Interest is given as security only. Secured Party does not assume, and shall not be liable for, any of Debtor’s liabilities, duties or obligations under, or in connection with, the Collateral. Secured Party’s acceptance of this Agreement, or its taking any action in connection with this Agreement, does not constitute Secured Party’s approval of the Collateral or Secured Party’s assumption of any liability, duty, or obligation under, or in connection with, the Collateral. This Agreement does not affect or modify Debtor’s obligations with respect to the Collateral.

5.             Fraudulent Conveyance. Notwithstanding anything contained in this Agreement to the contrary, Debtor agrees that if, but for the application of this Section 5, the Obligations or any Security Interest would constitute a preferential transfer under 11 U.S.C. § 547, a fraudulent conveyance under 11 U.S.C. § 548 (or any successor section of that Statute) or a fraudulent conveyance or transfer under any state fraudulent conveyance or fraudulent transfer law or similar Law in effect from time to time (each a “Fraudulent Conveyance”), then the Obligations and each affected Security Interest will be enforceable to the maximum extent possible without causing the Obligations or any Security Interest to be a Fraudulent Conveyance, and shall be deemed to have been automatically amended to carry out the intent of this Section 5.

6.             Representations and Warranties. Debtor represents and warrants to Secured Party that:

(a)           Binding Obligation. The Security Interest in the Collateral created by this Agreement (i) is a valid and binding obligation of Debtor in favor of Secured Party and is enforceable against Debtor, except as enforceability may be limited by applicable Debtor Relief Laws and general principles of equity, and (ii) will be duly perfected once the action required for perfection under applicable Law has been taken. Once perfected, the Security Interest will constitute a first and prior Lien on the Collateral, subject only to Permitted Liens. The creation, attachment and perfection of the Security Interest does not require the consent of any third party.

(b)           Place of Business; Location of Records. Schedule 1 sets out the following information: (i) the exact name of Debtor, as such name appears in its organizational documents; (ii) each other name Debtor has used in the past five years, together with the date of the relevant change; (iii) any change in Debtor’s identity or legal structure within the past five years; (iv) all other names (including trade names) used by Debtor or any of its divisions or other business units in connection with the conduct of its business or ownership of its properties at any time in the past five years; (v) Debtor’s federal taxpayer identification number; (vi) Debtor’s principal place of business; (vii) the locations where Debtor maintains its inventory; (viii) all real property owned by Debtor; and (ix) all real property leased by Debtor. The failure of the description of locations of Collateral on Schedule 1 to be accurate or complete will not impair the Security Interest in such Collateral.

(c)           Title to Collateral; No Prior Lien. Debtor owns the Collateral free and clear of any Lien except for Permitted Liens, and Debtor has not executed any transfer, assignment, pledge or security interest covering the Collateral or any interest in the Collateral.

(d)           No Defenses. The amounts due Debtor under the Collateral are not subject to any material setoff, counterclaim, defense, allowance or adjustment (other than discounts for prompt payment shown on the invoice) or to any material dispute, objection or complaint by any account debtor or other Obligor.

(e)           Existence and Ownership of Patents and Trademarks. Debtor has full right to use the patents and trademarks and all patents and trademarks owned, controlled, or acquired by Debtor, or which Debtor has a right to use: (i) are subsisting and have not been adjudged or claimed to be invalid or unenforceable (either in whole or in part) and Debtor is not aware of any basis for such a claim; (ii) are valid and enforceable; (iii) are in the name of Debtor; (iv) are properly recorded and/or filed in the United States Patent and Trademark Offices; and (v) Debtor has taken all necessary steps to properly record or file ownership in the name of Debtor in the proper foreign filing offices (the “Foreign Filing Offices”) with respect to foreign patents and trademarks, as appropriate. Debtor’s right, title and interest in the patents and trademarks is free and clear of any Liens, registered user agreements, or covenants by Debtor not to sue third Persons or licenses.

(f)            Registration. Debtor has properly completed all required filings, payments, renewals and obligations in the United States Patent and Trademark Offices or the appropriate Foreign Filing Offices, as the case may be, to maintain patents and trademarks as fully valid and enforceable.

(g)           Third Party Rights. No claim has been made that the ownership or use of any of the patents and trademarks, or the manufacture, use or sale of any product made in accordance therewith or service rendered thereunder, does or may violate the rights of any third Person, and Debtor has no knowledge of any third party rights which may be infringed or otherwise violated by the use of any of the patents and trademarks.

(h)           Additional Collateral. The delivery at any time by Debtor to Secured Party of Collateral or of additional specific descriptions of certain Collateral will constitute a representation and warranty by Debtor to Secured Party under this Agreement that the representations and warranties of this Section 6 are true and correct with respect to each item of such Collateral as of the date such item is delivered.

7.             Covenants. Debtor covenants and agrees with Secured Party that until the Termination Date occurs, Debtor shall:

(a)           Record of Collateral. Maintain at its principal place of business a current record of the location of all Collateral, permit Secured Party or its representatives to inspect and make copies from such records pursuant to the Credit Agreement and furnish to Secured Party, from time to time, such documents, lists, descriptions, certificates and other information necessary or helpful to keep Secured Party informed with respect to the identity, location, status, condition, terms of, parties to, and value of the Collateral.

(b)           Adverse Claim. Promptly notify Secured Party in writing of any claim, action or proceeding challenging the Security Interest or affecting title to all or any material portion of the Collateral or the Security Interest and, at Secured Party’s request, appear in and defend any such action or proceeding at Debtor’s reasonable expense.

(c)           Hold Collateral In Trust. Upon the occurrence and during the continuation of a Default, hold in trust (and not commingle with its other assets) for Secured Party all Collateral that is chattel paper, instruments or documents at any time received by it and promptly deliver same to Secured Party unless Secured Party at its option gives Debtor written permission to retain such Collateral. Upon the occurrence and during the continuation of a Default, at Secured Party’s request, each contract, chattel paper, instrument or document so retained shall be marked to state that it is assigned to Secured Party and each instrument shall be endorsed to the order of Secured Party (but failure to so mark or endorse any such Collateral shall not impair Secured Party’s Security Interest).

(d)           No Assignment. Not sell, assign, or otherwise dispose of, or permit the sale, assignment or disposition of, any Collateral, except to the extent permitted under the Credit Agreement.

(e)           Maintain Collateral. (i) Perform all of its obligations under or in connection with the Collateral in accordance with customary business practices, (ii) not amend, alter or modify, or permit the amendment, alteration or modification of, any material portion (individually or collectively) of the Collateral, without providing prior written notice to Secured Party and to the extent any such actions would be materially adverse to Lender, in Lender’s sole discretion, and (iii) not do or permit any act which would impair any material portion of the Collateral.

(f)            Default Under Collateral. Promptly notify Secured Party in writing of any default by Debtor or any other party under or in connection with any material portion (individually or collectively) of the Collateral and immediately use commercially reasonable efforts to remedy the same or immediately demand that the same be remedied.

(g)           Lock Box Account. Secured Party may request that Debtor direct that all accounts be paid directly to a lock box account established with, or for the benefit of, Secured Party.

8.             Authorization to File Financing Statements. Debtor hereby irrevocably authorizes Secured Party at any time and from time to time to file in any filing office in any UCC jurisdiction any initial financing statements and amendments thereto that (a) indicate the Collateral (i) as “all assets” of Debtor, as defined in Section 3 of this Agreement, or words of similar effect, regardless of whether any particular asset comprised in the Collateral falls within the scope of Article 9 of the UCC of such jurisdiction, or (ii) as being of an equal or lesser scope or with greater detail, and (b) provide any other information required by part 5 of Article 9 of the UCC, for the sufficiency or filing office acceptance of any financing statement or amendment, including (i) whether Debtor is an organization, the type of organization and any organizational identification number issued to Debtor and, (ii) in the case of a financing statement filed as a fixture filing or indicating Collateral as as-extracted collateral or timber to be cut, a sufficient description of real property to which the Collateral relates. Debtor agrees to furnish any such information to Secured Party promptly upon Secured Party’s request. Debtor hereby ratifies any prior financing statements (and all amendments thereto and continuations thereof) filed prior to the date hereof by Secured Party or its predecessors in interest.

9.             Further Assurances. To further the attachment, perfection and first priority of, and the ability of Secured Party to enforce Secured Party’s Security Interest in and Lien upon the Collateral, and without limiting Debtor’s other obligations in this Agreement, Debtor agrees, in each case at Debtor’s expense, to take the following actions with respect to the following Collateral:

(a)           Promissory Notes and Tangible Chattel Paper. If Debtor at any time holds or acquires any promissory notes or tangible chattel paper, Debtor shall promptly endorse, assign and deliver the same to Secured Party, accompanied by such instruments of transfer or assignment duly executed in blank as Secured Party may from time to time reasonably request.

(b)           Deposit Accounts. For each deposit account that Debtor currently has open or at any time opens or maintains (other than with respect to Excluded Accounts), Debtor shall, at Secured Party’s request and option, pursuant to an agreement in form and substance satisfactory to Secured Party, either (i) take such actions as Secured Party may reasonably request to cause the depository bank to comply at any time with instructions from Secured Party to such depository bank directing the disposition of funds from time to time credited to such deposit account, without further consent of Debtor, or (ii) take such actions as Secured Party may reasonably request to arrange for Secured Party to become the customer of the depository bank with respect to the deposit account, with Debtor being permitted, only with the consent of Secured Party, to exercise rights to withdraw funds from such deposit account. Secured Party agrees with Debtor that Secured Party shall not give any such instructions or withhold any withdrawal rights from Debtor, unless a Default exists, or would occur, if effect were given to any withdrawal not otherwise permitted by the Loan Documents.

(c)           Collection of Accounts. Following the occurrence of a Default, Debtor hereby irrevocably authorizes Secured Party to notify or require each account debtor or other Obligor to make payment directly to Secured Party and Secured Party may take control of the proceeds paid to Secured Party. Until Secured Party elects to exercise these rights, Debtor is authorized to collect and enforce the Collateral and to retain and expend all payments made on Collateral. Secured Party agrees with Debtor that Secured Party shall not elect to exercise these rights unless a Default exists and is continuing. After Secured Party elects to exercise these rights, Secured Party shall have the right in its own name or in the name of Debtor to (i) compromise or extend time of payment with respect to all or any portion of the Collateral for such amounts and upon such terms as Secured Party may reasonably determine, (ii) demand, collect, receive, receipt for, sue for, compound and give acquittance for any and all amounts due or to become due with respect to Collateral, (iii) take control of cash and other proceeds of any Collateral, (iv) endorse Debtor’s name on any notes, acceptances, checks, drafts, money orders or other evidences of payment on Collateral that may come into Secured Party’s possession, (v) sign Debtor’s name on any invoice or bill of lading relating to any Collateral, on any drafts against Obligors or other Persons making payment with respect to Collateral, on assignments and verifications of accounts or other Collateral and on notices to Obligors making payment with respect to Collateral, (vi) send requests for verification of obligations to any Obligor, and (vii) do all other acts and things reasonably necessary to carry out the intent of this Agreement. If any Obligor or account party fails to make payment on any Collateral when due, Secured Party is authorized, in its sole discretion, either in its own name or in Debtor’s name, to take such action as Secured Party reasonably shall deem appropriate for the collection of any amounts owed with respect to Collateral or upon which a delinquency exists. Regardless of any other provision of this Agreement, however, Secured Party shall not be liable for its failure to collect, or for its failure to exercise diligence in the collection of, any amounts owed with respect to Collateral except for its own fraud, gross negligence, or willful misconduct, nor shall it be under any duty to anyone except Debtor to account for funds that it shall actually receive under this Agreement. A receipt given by Secured Party to any Obligor or account debtor shall be a full and complete release, discharge, and acquittance to such Obligor or account party, to the extent of any amount so paid to Secured Party. Secured Party may apply or set off amounts paid and the deposits against any liability of Debtor to Secured Party.

(d)           Identification and Assignment of Accounts. Upon Secured Party’s request, after the occurrence of a Default, Debtor shall take such action and execute and Debtor hereby authorizes Secured Party to provide a copy of this Agreement and any other Loan Document to any such account debtor or other Obligor for purposes of evidencing or demonstrating Secured Party’s rights and authority under this Agreement, to deliver such documents as Secured Party may reasonably request in order to identify, confirm, mark, segregate and assign accounts and to evidence the Secured Party’s interest in same. Without limitation of the foregoing, Debtor, upon request, agrees to assign accounts to Secured Party, identify and mark accounts as being subject to Secured Party’s Security Interest (or pledge or assignment as applicable), mark Debtor’s books and records to reflect such assignments, and forthwith to transmit to Secured Party in the form as received by Debtor any and all proceeds of collection of such accounts.

(e)           Segregation of Returned Goods. Returned or repossessed goods arising from or relating to any accounts included within the Collateral shall, if requested by Secured Party, be held separate and apart from any other property. Debtor shall as often as requested by Secured Party, but not less often than weekly even though no special request has been made, report to Secured Party the appropriate identifying information with respect to any such returned or repossessed goods relating to accounts included in assignments or identifications made pursuant hereto.

(f)            Investment Property. If Debtor at any time holds or acquires any certificated securities comprising part of the Collateral, Debtor shall promptly endorse, assign and deliver the same to Secured Party, accompanied by such instruments of transfer or assignment duly executed in blank as Secured Party may from time to time specify. If any securities now or hereafter acquired by Debtor are uncertificated and are issued to Debtor or its nominee directly by the issuer thereof, Debtor shall immediately notify Secured Party thereof and, at Secured Party’s request and option, pursuant to an agreement in form and substance satisfactory to Secured Party, either (i) take such actions as Secured Party may reasonably request to cause the issuer to agree to comply with instructions from Secured Party as to such securities, without further consent of Debtor or such nominee, or (ii) take such actions as Secured Party may reasonably request to arrange for Secured Party to become the registered owner of the securities. If any securities, whether certificated or uncertificated, or other investment property now or hereafter acquired by Debtor are held by Debtor or its nominee through a securities intermediary or commodity intermediary, Debtor shall immediately notify Secured Party thereof and, at Secured Party’s request and option, pursuant to an agreement in form and substance satisfactory to Secured Party, either (A) take such actions as Secured Party may reasonably request to cause such securities intermediary or (as the case may be) commodity intermediary to agree to comply with entitlement orders or other instructions from Secured Party to such securities intermediary as to such securities or other investment property, or (as the case may be) to apply any value distributed on account of any commodity contract as directed by Secured Party to such commodity intermediary, in each case without further consent of Debtor or such nominee, or (B) in the case of financial assets or other investment property held through a securities intermediary, take such actions as Secured Party may reasonably request to arrange for Secured Party to become the entitlement holder with respect to such investment property, with Debtor being permitted, only with the consent of Secured Party, to exercise rights to withdraw or otherwise deal with such investment property. Secured Party agrees with Debtor that Secured Party shall not give any such entitlement orders or instructions or directions to any such issuer, securities intermediary or commodity intermediary, and shall not withhold its consent to the exercise of any withdrawal or dealing rights by Debtor, unless a Default exists or, after giving effect to any such investment and withdrawal rights not otherwise permitted by the Loan Documents, a Default would occur. The provisions of this Section 9(f) shall not apply to any financial assets credited to a securities account for which Secured Party is the securities intermediary.

(g)           Collateral in the Possession of a Bailee. If any Collateral is at any time in the possession of a bailee, Debtor shall promptly notify Secured Party and, at Secured Party’s request and option, shall promptly use its best efforts to obtain an acknowledgement from the bailee, in form and substance satisfactory to Secured Party, that the bailee holds such Collateral for the benefit of Secured Party, and that such bailee agrees to comply, without further consent of Debtor, with instructions from Secured Party as to such Collateral. Secured Party agrees with Debtor that Secured Party shall not give any such instructions unless a Default exists or would occur after taking into account any action by Debtor with respect to the bailee.

(h)           Electronic Chattel Paper and Transferable Records. If Debtor at any time holds or acquires an interest in any electronic chattel paper or any “transferable record,” as that term is defined in Section 201 of the federal Electronic Signatures in Global and National Commerce Act, or in Section 16 of the Uniform Electronic Transactions Act as in effect in any relevant jurisdiction, Debtor shall promptly notify Secured Party thereof and, at the request and option of Secured Party, shall take such action as Secured Party may reasonably request to vest in Secured Party control, under Section 9-105 of the UCC, of such electronic chattel paper or control under Section 201 of the federal Electronic Signatures in Global and National Commerce Act or, as the case may be, Section 16 of the Uniform Electronic Transactions Act, as so in effect in such jurisdiction, of such transferable record. Secured Party agrees with Debtor that Secured Party will arrange, pursuant to procedures satisfactory to Secured Party and so long as such procedures will not result in Secured Party’s loss of control, for Debtor to make alterations to the electronic chattel paper or transferable record permitted under Section 9-105 of the UCC or, as the case may be, Section 201 of the federal Electronic Signatures in Global and National Commerce Act or Section 16 of the Uniform Electronic Transactions Act for a party in control to make without loss of control, unless a Default exists or would occur after taking into account any action by Debtor with respect to such electronic chattel paper or transferable record.

(i)            Letter-of-Credit Rights. If Debtor is at any time a beneficiary under a letter of credit, Debtor shall promptly notify Secured Party thereof and, at the request and option of Secured Party, Debtor shall, pursuant to an agreement in form and substance satisfactory to Secured Party, take such actions as Secured Party may reasonably request to either (i) arrange for the issuer and any confirmer or other nominated Person of such letter of credit to consent to an assignment to Secured Party of the proceeds of the letter of credit, or (ii) arrange for Secured Party to become the transferee beneficiary of the letter of credit, with Secured Party agreeing, in each case, that the proceeds of the letter to credit are to be applied to the Obligations as provided in the Credit Agreement.

(j)            Commercial Tort Claims. If the Debtor shall at any time hold or acquire a commercial tort claim in addition to any commercial tort claims listed in Schedule 2, the Debtor shall immediately notify the Secured Party in a writing signed by the Debtor of the particulars thereof and grant to the Secured Party in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance satisfactory to the Secured Party.

(k)           Other Actions as to Any and All Collateral. Debtor further agrees, at the request and option of Secured Party, all to the extent applicable, to (i) take any and all other actions Secured Party may reasonably determine to be necessary or useful for the attachment, perfection and first priority of, and the ability of Secured Party to enforce, Secured Party’s Security Interest in any and all of the Collateral, and (ii) cooperate with Secured Party in identifying all of Debtor’s personal property assets and proper descriptions of such assets for the purpose of including such assets as part of the Collateral, including, without limitation, (A) authenticating, executing, delivering and, where appropriate, filing financing statements and amendments relating thereto under the UCC, to the extent, if any, that Debtor’s signature thereon is required, (B) causing Secured Party’s name to be noted as secured party on any certificate of title for a titled good if such notation is a condition to the attachment, perfection or priority of, or ability of Secured Party to enforce, Secured Party’s security interest in such Collateral, (C) complying with any provision of any statute, regulation or treaty of the United States as to any Collateral if compliance with such provision is a condition to the attachment, perfection or priority of, or ability of Secured Party to enforce, Secured Party’s security interest in such Collateral, (D) obtaining governmental and other third party waivers, consents and approvals in form and substance satisfactory to Secured Party, including, without limitation, any consent of any licensor, lessor or other Person obligated on Collateral, (E) obtaining agreements from landlords in form and substance satisfactory to Secured Party, (F) taking all actions under the UCC or under any other Law, as reasonably determined by Secured Party to be applicable in any relevant Uniform Commercial Code or other jurisdiction, including any foreign jurisdiction, (G) providing Secured Party promptly upon its request with proper legal descriptions of, and all other information and documents pertaining to, Debtor’s interest in real property, deposit accounts, brokerage accounts, securities accounts, and all other personal property assets of Debtor, and (H) providing such other information and documents, and executing such other appropriate documents or instruments, as Secured Party may reasonably request.

10.           Default; Remedies. Upon the occurrence of a Default, subject to the terms and conditions of the Credit Agreement, Secured Party has the following cumulative rights and remedies under this Agreement:

(a)           UCC Rights. Secured Party may exercise any and all rights available to a secured party under the UCC, in addition to any and all other rights afforded by this Agreement and the other Loan Documents, at law, in equity or otherwise, including, without limitation, (i) requiring Debtor to assemble all or part of the Collateral and make it available to Secured Party at a place to be designated by Secured Party which is reasonably convenient to Debtor and Secured Party, (ii) applying by appropriate judicial proceedings for appointment of a receiver for all or part of the Collateral, (iii) applying to the Obligations any cash held by Secured Party, (iv) reducing any claim to judgment, (v) exercising the rights of offset or banker’s lien against the interest of Debtor in and to every account and other property of Debtor in Secured Party’s possession to the extent of the full amount of the Obligations, (vi) foreclosing the Security Interest and any other Liens Secured Party may have or otherwise realize upon any and all of the rights Secured Party may have in and to the Collateral, or any part thereof, and (vii) bringing suit or other proceedings before any Governmental Authority either for specific performance of any covenant or condition contained in any of the Loan Documents or in aid of the exercise of any right granted to Secured Party in any of the Loan Documents.

(b)           Notice. Reasonable notification of the time and place of any public sale of the Collateral, or reasonable notification of the time after which any private sale or other intended disposition of the Collateral is to be made, shall be sent to Debtor and to any other Person entitled to notice under the UCC; provided that, if any of the Collateral threatens to decline speedily in value or is of the type customarily sold on a recognized market, Secured Party may sell or otherwise dispose of the Collateral without notification, advertisement, or other notice of any kind. It is agreed that notice sent or given not less than ten calendar days prior to the taking of the action to which the notice relates is reasonable notification and notice for the purposes of this Section 10(b). It shall not be necessary that the Collateral be at the location of any sale.

(c)           Standards for Exercising Rights and Remedies. To the extent that applicable Law imposes duties on Secured Party to exercise remedies in a commercially reasonable manner, Debtor acknowledges and agrees that it is not commercially unreasonable for Secured Party (i) to fail to incur expenses reasonably deemed significant by Secured Party in order to prepare Collateral for disposition or otherwise to fail to complete raw material or work in process into finished goods or other finished products for disposition, (ii) to fail to obtain third party consents for access to Collateral to be disposed of, or to obtain or, if not required by other Law, to fail to obtain governmental or third party consents for the collection or disposition of Collateral to be collected or disposed of, (iii) to fail to exercise collection remedies against account debtors or other Obligors, directly or through the use of collection agencies and other collection specialists, (iv) to fail to remove Liens or any other encumbrances on, or any adverse claims against, any Collateral, (v) to advertise dispositions of Collateral through publications or media of general circulation, whether or not the Collateral is of a specialized nature, (vi) to contact other Persons, whether or not in the same business as Debtor, for expressions of interest in acquiring all or any portion of the Collateral, (vii) to hire one or more professional auctioneers to assist in the disposition of Collateral, whether or not the Collateral is of a specialized nature, (viii) to dispose of Collateral by utilizing Internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capability of doing so, or that match buyers and sellers of assets, (ix) to dispose of assets in wholesale rather than retail markets, (x) to disclaim disposition warranties, (xi) to purchase insurance or credit enhancements to insure Secured Party against risks of loss, collection or disposition of Collateral or to provide to Secured Party a guaranteed return from the collection or disposition of Collateral, or (xii) to the extent deemed appropriate by Secured Party, to obtain the services of other brokers, investment bankers, consultants and other professionals to assist Secured Party in the collection or disposition of any of the Collateral. Debtor acknowledges that the purpose of this Section 10(c) is to provide non-exhaustive indications of what actions or omissions by Secured Party would fulfill Secured Party’s duties under the UCC or other Law of any relevant jurisdiction in Secured Party’s exercise of remedies against the Collateral and that other actions or omissions by Secured Party shall not be deemed to fail to fulfill such duties solely on account of not being indicated in this Section 10(c). Without limiting the foregoing, nothing contained in this Section 10(c) shall be construed to grant any rights to Debtor or to impose any duties on Secured Party that would not have been granted or imposed by this Agreement or by applicable Law in the absence of this Section 10(c).

(d)           Debtor’s Agent. Secured Party shall be deemed to be irrevocably appointed as Debtor’s agent and attorney-in-fact with all right and power to protect, preserve, and realize upon the Collateral and to enforce all of Debtor’s rights and remedies under or in connection with the Collateral. Debtor hereby acknowledges and agrees that this power is coupled with an interest. Secured Party agrees with Debtor that Secured Party shall not exercise these rights unless a Default exists. All reasonable costs, expenses and liabilities incurred and all payments made by Secured Party as Debtor’s agent and attorney-in-fact, including, without limitation, reasonable attorney’s fees and expenses, shall be considered a loan by Secured Party to Debtor which shall be payable on demand, shall accrue interest at the Default Rate, and shall constitute part of the Obligations.

(e)           Sale. Secured Party’s sale of less than all of the Collateral shall not exhaust Secured Party’s rights under this Agreement and Secured Party is specifically empowered to make successive sales until all of the Collateral is sold. If the proceeds of a sale of less than all the Collateral shall be less than the Obligations, this Agreement and the Security Interest shall remain in full force and effect as to the unsold portion of the Collateral just as though no sale had been made. In the event any sale under this Agreement is not completed or is, in Secured Party’s opinion, defective, such sale shall not exhaust Secured Party’s rights under this Agreement and Secured Party shall have the right to cause a subsequent sale or sales to be made at Debtor’s sole cost and expense. Any and all statements of fact or other recitals made in any bill of sale or assignment or other instrument evidencing any foreclosure sale under this Agreement as to nonpayment of the Obligations, or as to the occurrence or existence of any Default, or as to Secured Party’s having declared all of such Obligations to be due and payable, or as to notice of time, place and terms of sale and the properties to be sold having been duly given, or as to any other act or thing having been duly done by Secured Party, shall be taken as prima facie evidence of the truth of the facts so stated and recited, subject only to manifest error. Secured Party may appoint or delegate any one or more Persons as agent to perform any act or acts necessary or incident to any sale held or to be held by Secured Party, including the sending of notices and the conduct of sale.

(f)            Existence of Default. Regarding the existence of any Default for purposes of this Agreement, Debtor agrees that the Obligors or account debtors on any Collateral may rely upon written certification from Secured Party that such a Default exists and Debtor expressly agrees that Secured Party shall not be liable to Debtor for any claims, damages, costs, expenses or causes of action of any nature whatsoever in connection with, arising out of, or related to Secured Party’s exercise of any rights, powers or remedies under any Loan Document, except for its own fraud, gross negligence, or willful misconduct.

(g)           Application of Proceeds. Secured Party shall apply the proceeds of any sale or other disposition of the Collateral under this Section 10 in the following order: (i) to the payment of all its reasonable expenses incurred in retaking, holding and preparing any of the Collateral for any sale or other disposition, in arranging for each such sale or other disposition, and in actually selling or disposing of the same (all of which are part of the Obligations); (ii) to repay Secured Party for amounts reasonably expended by Secured Party under Section 11; (iii) to payment of the balance of the Obligations in the order and manner specified in the Credit Agreement; and (iv) to make any payments required under Sections 9-608(a)(1)(C) and 9-615(a)(3) of the UCC. Until the Obligations is indefeasibly paid in full, Debtor shall remain liable for any deficiency. Any surplus remaining shall be delivered to Debtor or as a court of competent jurisdiction may direct.

(h)           Marshaling. The Secured Party shall not be required to marshal any present or future collateral security (including but not limited to the Collateral) for, or other assurances of payment of, the Obligations or any of them or to resort to such collateral security or other assurances of payment in any particular order, and all of its rights and remedies hereunder and in respect of such collateral security and other assurances of payment shall be cumulative and in addition to all other rights and remedies, however existing or arising. To the extent that it lawfully may, the Debtor hereby agrees that it will not invoke any law relating to the marshalling of collateral which might cause delay in or impede the enforcement of the Secured Party’s rights and remedies under this Agreement or under any other instrument creating or evidencing any of the Obligations or under which any of the Obligations is outstanding or by which any of the Obligations is secured or payment thereof is otherwise assured, and, to the extent that it lawfully may, the Debtor hereby irrevocably waives the benefits of all such laws.

11.           Other Rights of Secured Party.

(a)           Performance. In the event Debtor fails to preserve the priority of the Security Interest in any of the Collateral or, upon the occurrence and during the continuance of a Default, otherwise fails to perform any of its obligations under the Loan Documents with respect to the Collateral, then Secured Party may (but is not required to) prosecute or defend any suits in relation to the Collateral or take any other action which Debtor is required to take under the Loan Documents, but has failed to take. Any sum which may be reasonably expended or paid by Secured Party under this Section 11 (including, without limitation, court costs and reasonable attorneys’ fees and expenses) shall bear interest from the date of expenditure or payment at the Default Rate until paid and, together with such interest, shall be payable by Debtor to Secured Party upon demand and shall be part of the Obligations.

(b)           Collateral in Secured Party’s Possession. If, while a Default exists, any Collateral comes into Secured Party’s possession, Secured Party may use such Collateral for the purpose of preserving it or its value pursuant to the order of a court of appropriate jurisdiction or in accordance with any other rights held by Secured Party in respect of such Collateral. Debtor covenants to promptly reimburse and pay to Secured Party, at Secured Party’s request, the amount of all reasonable expenses incurred by Secured Party in connection with its custody and preservation of such Collateral, and all such expenses, costs, Taxes and other charges shall bear interest at the Default Rate until repaid and, together with such interest, shall be payable by Debtor to Secured Party upon demand and shall be part of the Obligations. However, the risk of accidental loss or damage to, or diminution in value of, Collateral is on Debtor, except to the extent determined by a final nonappealable judgment of a court of competent jurisdiction to have been caused by Secured Party’s own fraud, gross negligence, or willful misconduct. Secured Party shall have no liability for failure to obtain or maintain insurance, nor to determine whether any insurance is adequate as to amount, the risks insured, or any other matter. With respect to Collateral that is in the possession of Secured Party, Secured Party shall have no duty to fix or preserve rights against prior parties to such Collateral and shall never be liable for any failure to use diligence to collect any amount payable in respect of such Collateral, but shall be liable only to account to Debtor for what Secured Party actually collects or receives thereon.

(c)           Subrogation. If any of the proceeds of the Obligations are given in renewal or are an extension of, or are applied toward the payment of, indebtedness secured by any Lien, Secured Party shall be, and is hereby, subrogated to all of the rights, titles, interests and Liens securing the indebtedness so renewed, extended or paid.

12.           Miscellaneous.

(a)           Term. Upon the occurrence of the Termination Date without Secured Party having exercised its rights under this Agreement or any other Loan Document, (i) this Agreement shall terminate; provided that, no Obligor or account debtor on any of the Collateral shall be obligated to inquire as to the termination of this Agreement, but shall be fully protected in making payment directly to Secured Party, and (ii) Secured Party, at Debtor’s sole cost and expense, shall promptly take any and all action reasonably requested by Debtor, including the filing of termination statements under the UCC, to evidence the termination of its Security Interest.

(b)           Actions Not Releases. The Security Interest and Debtor’s obligations and Secured Party’s rights under this Agreement shall not be released, diminished, impaired or adversely affected by the occurrence of any one or more of the following events: (i) the taking or accepting of any other security or assurance for any or all of the Obligations; (ii) any release, surrender, exchange, subordination or loss of any security or assurance at any time existing in connection with any or all of the Obligations; (iii) the modification of, amendment to, or waiver of compliance with any terms of any of the other Loan Documents without Debtor’s consent, except as required therein; (iv) the insolvency, bankruptcy or lack of corporate or trust power of any party at any time liable for the payment of any or all of the Obligations, whether now existing or hereafter occurring; (v) any renewal, extension or rearrangement of the payment of any or all of the Obligations, either with or without notice to or consent of Debtor, or any adjustment, indulgence, forbearance or compromise that may be granted or given by Secured Party to Debtor, in each case, except as required by the Loan Documents; (vi) any neglect, delay, omission, failure or refusal of Secured Party to take or prosecute any action in connection with any other agreement, document, guaranty or instrument evidencing, securing or assuring the payment of all or any of the Obligations; (vii) any failure of Secured Party to notify Debtor of any renewal, extension, or assignment of the Obligations or any part thereof, the release of any security under any other Loan Document or any other document or instrument, any other action taken or refrained from being taken by Secured Party against Debtor, or any new agreement between Secured Party and Debtor, it being understood that, except as expressly required by the Credit Agreement, Secured Party shall not be required to give Debtor any notice of any kind under any circumstances whatsoever with respect to or in connection with the Obligations, including, without limitation, notice of acceptance of this Agreement or any Collateral ever delivered to or for the account of Secured Party under this Agreement; (viii) the illegality, invalidity or unenforceability of all or any part of the Obligations against any third party obligated with respect thereto by reason of the fact that the Obligations, or the interest paid or payable with respect thereto, exceeds the amount permitted by Law, the act of creating the Obligations, or any part thereof, is ultra vires, or the officers, equity owners, or trustees creating same acted in excess of their authority, or for any other reason; or (ix) if any payment by any party obligated with respect thereto is held to constitute a preference under applicable Laws or for any other reason Secured Party is required to refund such payment or pay the amount thereof to someone else.

(c)           Waivers. Except to the extent expressly otherwise provided in this Agreement or in any other Loan Documents, Debtor waives (i) any right to require Secured Party to proceed against any other Person, to exhaust its rights in Collateral, or to pursue any other right which Secured Party may have, (ii) demand, notice, protest, notice of acceptance, notice of loans made, Collateral received or delivered, notice of acceleration, notice of the intent to accelerate, all other demands and notes of any type or nature, and all other suretyship defenses; and (iii) all rights of marshaling in respect of any or all of the Collateral.

(d)           Parties Bound. This Agreement shall be binding on Debtor and its successors and assigns and shall inure to the benefit of Secured Party and its successors and assigns.

(e)           Assignment. Debtor may not, without Secured Party’s prior written consent, assign any rights, duties or obligations under this Agreement, except to the extent permitted under the Credit Agreement. In the event of an assignment of all or part of the Obligations permitted by the Credit Agreement, the Security Interest and other rights and benefits under this Agreement, to the extent applicable to the part of the Obligations so assigned, may be transferred with the Obligations.

(f)            Notice. Any notice or communication required or permitted under this Agreement must be given as prescribed in the Credit Agreement.

(g)           Amendments. This Agreement may only be amended by a writing executed by Debtor and Secured Party.

(h)           Multiple Counterparts and Facsimile Signatures. This Agreement may be executed in any number of counterparts with the same effect as if all signatories had signed the same document. All counterparts must be construed together to constitute one and the same instrument. This Agreement may be transmitted and signed by facsimile, and portable document format (PDF) and other electronic means. The effectiveness of any such documents and signatures shall, subject to applicable Law, have the same force and effect as manually-signed originals and shall be binding on Debtor and Secured Party. Secured Party may also require that any such documents and signatures be confirmed by a manually-signed original; provided that, the failure to request or deliver the same shall not limit the effectiveness of any facsimile document or signature.

13.           Governing Law, Forum, and Venue.

(a)          Each Loan Document shall be governed by and construed in accordance with the laws of the State of Texas. Each party consents to and agrees that Montgomery County, Texas shall be designated as proper venue for resolution of any claim arising under the Loan Documents.

(b)          Debtor hereby acknowledges that (i) the negotiation, execution, and delivery of the Loan Documents constitute the transaction of business within the State of Texas, (ii) any cause of action arising under any of said Loan Documents will be a cause of action arising from such transaction of business, and (iii) Debtor understands, anticipates, and foresees that any action for enforcement of payment of the Obligations or the Loan Documents may be brought against it in the State of Texas. To the extent allowed by Law, Debtor hereby submits to jurisdiction in the State of Texas for any action or cause of action arising out of or in connection with the Obligations or the Loan Documents and waives any and all rights under the Laws of any state or jurisdiction to object to jurisdiction or venue within Montgomery County, Texas; notwithstanding the foregoing, nothing contained in this Section 13 shall prevent Secured Party from bringing any action or exercising any rights against any Debtor, any other Borrower, any Guarantor, any Collateral, or any such Person’s properties in any other county, state, or jurisdiction. Initiating such action or proceeding or taking any such action in any other state or jurisdiction shall in no event constitute a waiver by Secured Party of any of the foregoing.

14.           Waiver of Right to Trial by Jury. EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 14 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

15.           ENTIRETY. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG DEBTOR AND SECURED PARTY AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS BY DEBTOR AND SECURED PARTY. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

[Signatures appear on the following pages.]

EXECUTED to be effective as of the date set forth in the preamble.

DEBTOR:

IBIO CDMO LLC

By:	/s/ Robert Lutz
Robert Lutz
Authorized Person

Signature Page to Security Agreement

SECURED PARTY:

WOODFOREST NATIONAL BANK

By:	/s/ Cameron D. Jones
Cameron D. Jones
Senior Vice President

Signature Page to Security Agreement

SCHEDULE 1

Location of Books and Records

and Chief Executive Office

(a)	The exact name of Debtor, as such name appears in its organizational documents:

iBio CDMO LLC, a Delaware limited liability company

(b)	Each other name Debtor has used in the past five years, together with the date of the relevant change:

iBio CMO LLC filed its name change to iBio CDMO LLC with the Delaware Secretary of State on June 29, 2017

(c)	Any change in Debtor’s identity or legal structure within the past five years:

iBio CMO LLC filed its name change to iBio CDMO LLC with the Delaware Secretary of State on June 29, 2017

(d)	All other names (including trade names) used by Debtor or any of its divisions or other business units in connection with the conduct of its business or ownership of its properties at any time in the past five years.

iBio CMO LLC, a Delaware limited liability company

(e)	Debtor’s federal taxpayer identification number.

81-0925839

(f)	Debtor’s principal place of business.

8800 HSC Parkway, Bryan, Texas 77807

(g)	The locations where Debtor maintains its inventory.

8800 HSC Parkway, Bryan, Texas 77807

11750 Sorrento Valley Road, Suite 200, San Diego, California 92121

10210 Campus Point Drive, Suite 150, San Diego, California 92121 (the incubator short-term space)

(h)	All real property owned by Debtor (as of the Closing Date).

None

(i)	All real property leased by Debtor (as of the Closing Date).

8800 HSC Parkway, Bryan, Texas 77807 pursuant to the Ground Lease

Schedule 1 to Security Agreement

SCHEDULE 2

Commercial Tort Claims

None

Schedule 2 to Security Agreement